EXHIBIT 10.1

                                PROMISSORY NOTE

$1,000,000.00                                March 25, 1998

FOR VALUE RECEIVED, THE FEMALE HEALTH COMPANY, a Wisconsin corporation, prom-ises to pay to the order of Stephen M. Dearholt, at his office in the City of Milwaukee, Wisconsin, the principal sum of One Million Dollars ($1,000,000.00), payable in full on March 25, 1999.

The unpaid principal balance hereof shall bear interest, payable monthly on the last day of each calendar month commencing March 31, 1998, and at maturity (whether stated maturity or upon acceleration), computed at a rate equal to 12% per annum. Principal amounts unpaid at the maturity thereof (whether by fixed maturity or acceleration) shall bear interest from and after maturity until paid computed at a rate equal to 18% per annum. Principal of and interest on this Note shall be payable in lawful money of the United States.

All interest payable on this note shall be computed for the actual number of days elapsed using a daily rate determined by dividing the annual rate by 365. Whenever any payment to be made hereunder shall be stated to be due on a Saturday, Sunday or public holiday under the laws of the State of Wisconsin, such payment may be made on the next succeeding business day, and such exten-sion of time shall be included in the computation of interest on this note.

This note constitutes the Note issued under a Note Purchase and Warrant Agree-ment dated as of the date hereof between the undersigned and Stephen M. Dear-holt to which Agreement reference is hereby made for a statement of the terms and conditions on which the loan evidenced hereby was made and for a descrip-tion of the terms and conditions upon which this Note may be prepaid, in whole or in part, or its maturity accelerated.

THE FEMALE HEALTH COMPANY


By:  _____________________________
     Chairman of the Board
     and Chief Executive Officer